EXHIBIT 21.1

SUBSIDIARIES OF CMC MATERIALS, INC., formerly known as Cabot Microelectronics Corporation

Subsidiaries	Former Names at September 30, 2020	Location
CMC Materials Global Corporation	Cabot Microelectronics Global Corporation	Delaware, U.S.
NexPlanar Corporation		Delaware, U.S.
QED Technologies International, Inc.		Delaware, U.S.
CMC Materials Japan KK	Cabot Microelectronics Japan KK	Japan
CMC Materials KK	Nihon Cabot Microelectronics KK	Japan
CMC Materials B.V.	Cabot Microelectronics B.V.	Netherlands
CMC Materials Asia Pte. Ltd.	Cabot Microelectronics Singapore Pte. Ltd.	Singapore
CMC Materials Korea, LLC	Hanguk Cabot Microelectronics, LLC	South Korea
CMC Materials Taiwan Co., Ltd.	Epoch Material Co., Ltd.	Taiwan
Shanghai Cabot Microelectronics Co. Ltd.		China
CMC Materials KMG Corporation	KMG Chemicals, Inc.	Texas, U.S.
KMG-Bernuth, Inc.		Delaware, U.S.
KMG de Mexico SA de CV		Mexico
CMC Materials EC, Inc.	KMG Electronic Chemicals, Inc.	Texas, U.S.
CMC Materials Italia SrL	KMG Italia Srl	Italy
CMC Materials Luxembourg Holdings S.a.r.l.	KMG Electronic Chemicals Luxembourg Holdings S.a.r.l.	Luxembourg
CMC Materials France SAS	KMG Electronic Chemicals SAS	France
CMC Materials UPC SAS	KMG Ultra Pure Chemicals SAS	France
CMC Materials EC Pte. Ltd.	KMG Electronic Chemicals, Pte. Ltd.	Singapore
CMC Materials Singapore Pte. Ltd.	KMG Singapore Pte. Ltd.	Singapore
CMC Materials SDN BHD	KMG Ultra Pure Chemicals SDN BHD	Malaysia
CMC Materials UK Limited	KMG Electronic Chemicals Limited	United Kingdom
CMC Materials UPC Limited	KMG Ultra Pure Chemicals Limited	United Kingdom
CMC Materials Sealweld Canada, Inc.	KMG Industrial Lubricants Canada, Inc.	British Columbia, Canada
KMG Val-Tex, LLC		Texas, U.S.
Sealweld Corporation (2003), Inc.		Nevada, U.S.
Sealweld (USA), Inc.		Texas, U.S.
KMG-Flowchem, Inc.		Delaware, U.S.
Flowchem LLC		Delaware, U.S.
FLX Inc.		Texas, U.S.